Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

VERSAR, INC.

at
$0.15 per Share
by

KW GENESIS MERGER SUB, INC.,

a wholly owned subsidiary of

KINGSWOOD GENESIS FUND I, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 10, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        The Offer (as defined below) is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 27, 2017 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the "Merger Agreement"), by and among Kingswood Genesis Fund I, LLC, a Delaware limited liability company ("Kingswood"), KW Genesis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Kingswood ("Purchaser" or "Merger Sub"), and Versar, Inc., a Delaware corporation ("Versar" or the "Company"). Purchaser is offering to purchase all of the shares of common stock, par value $0.01 per share (the "Shares"), of Versar that are issued and outstanding at a price of $0.15 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer."

        Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Versar (the "Merger"), with Versar continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Kingswood. At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 16—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights") will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Kingswood or Purchaser, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

        THE BOARD OF DIRECTORS OF VERSAR UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

        After careful consideration, the board of directors of Versar (the "Versar Board") has unanimously (i) approved and declared fair and advisable and in the best interests of Versar and its stockholders the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), (ii) determined that it is in the best interests of Versar and its stockholders that Versar enter into the Merger Agreement and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend to the stockholders of Versar that they accept the Offer and tender their Shares pursuant to the Offer. As soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Kingswood, Purchaser and Versar will cause the Merger to become effective without a meeting of Versar's stockholders to adopt the Merger Agreement, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL").

        The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received," as defined by Section 251(h)(6) of the DGCL) and not validly withdrawn prior to 11:59 P.M., New York City time, on Friday, November 10, 2017 (the "Expiration Date," unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire) that number of Shares that, together with any Shares then owned by Purchaser or Kingswood would represent at least a majority of all Shares outstanding at the time the Shares are accepted for payment; and (ii) other customary conditions as described in this Offer to Purchase. See Section 15—"Conditions to the Offer."

        A summary of the principal terms of the Offer appears on pages ii through ix. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

October 6, 2017

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the "Depositary"), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer" or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery."

*****

        Okapi Partners LLC, the information agent for the Offer (the "Information Agent"), may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.

        This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock, par value $0.01 per share (the "Shares"), of Versar, Inc., a Delaware corporation ("Versar" or the "Company"), that are issued and outstanding.
Price Offered Per Share:	$0.15 per Share (the "Offer Price"), without interest, less any applicable withholding taxes.
Scheduled Expiration Date:	11:59 P.M., New York City time, at the end of the day on Friday, November 10, 2017, unless the Offer (as defined below) is extended or earlier terminated.
Purchaser:

KW Genesis Merger Sub, Inc., a Delaware corporation ("Purchaser" or "Merger Sub") and a direct wholly owned subsidiary of Kingswood Genesis Fund I, LLC, a Delaware limited liability company ("Kingswood").

Versar Board Recommendation:

The board of directors of Versar (the "Versar Board") has unanimously (i) approved and declared fair and advisable and in the best interests of Versar and its stockholders the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), (ii) determined that it is in the best interests of Versar and its stockholders that Versar enter into the Merger Agreement and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend to the stockholders of Versar that they accept the Offer and tender their Shares pursuant to the Offer.

        The following are some questions that you, as a stockholder of Versar, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this "Offer to Purchase") and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer." To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Okapi Partners LLC, our information agent (the "Information Agent"), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my Shares?

        We are a wholly owned subsidiary of Kingswood, incorporated under the laws of the State of Delaware and were formed for the purpose of making the Offer and thereafter consummating the merger (the "Merger") with and into Versar, with Versar continuing as the surviving corporation in the Merger (the "Surviving Corporation") and as a wholly owned subsidiary of Kingswood. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. Kingswood is a newly formed limited liability company organized under the laws of Delaware. See the "Introduction" and Section 8—"Certain Information Concerning Purchaser and Kingswood."

How many Shares are you offering to purchase in the Offer?

        We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 27, 2017, by and among Versar, Kingswood and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the "Merger Agreement"), in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Versar, while allowing Versar's stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Kingswood and Versar will consummate the Merger as soon as practicable thereafter. At the effective time of the Merger (the "Effective Time"), Versar, as the Surviving Corporation, will become a wholly owned subsidiary of Kingswood. See Section 12—"Purpose of the Offer; Plans for Versar; Other Matters."

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $0.15 per Share, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What does the Versar Board recommend?

        After careful consideration, the Versar Board has unanimously (i) approved and declared fair and advisable and in the best interests of Versar the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that it is in the best interests of Versar and its stockholders that Versar enter into the Merger Agreement and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved that the Offer was approved and to recommend to the stockholders of Versar that they accept the Offer and tender their Shares pursuant to the Offer.

        See the "Introduction" and Section 12—"Purpose of the Offer; Plans for Versar; Other Matters" and Versar's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being filed with the U.S. Securities and Exchange Commission (the "SEC") and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Versar's stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  (a)
  the number of Shares being validly tendered (other than Shares tendered by guaranteed delivery that have not yet been "received," as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), by the Depositary for the

    Offer) and not validly withdrawn prior to the Expiration Date which, together with the number of Shares (if any) that we and Kingswood then own, would represent at least a majority of the Shares outstanding immediately prior to the time the Shares are accepted for payment (the "Minimum Condition"); and

  (b)
  other customary conditions described in Section 15—"Conditions to the Offer."

        We and Kingswood may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without Versar's consent. See Section 15—"Conditions to the Offer."

Is the Offer subject to any financing condition?

        No. The Offer is not subject to any financing condition.

Do you have the financial resources to pay for all Shares?

        Yes. The total amount of funds required by us to purchase all Shares pursuant to the Offer and the Merger and to pay related fees and expenses is approximately $4.5 million. Kingswood, our parent company, will contribute or otherwise advance funds to us which will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. See Section 9—"Source and Amount of Funds." Following the completion of the Merger, Versar will be required to repay approximately $10 million of third party debt currently owing to Bank of America, N.A. and will continue to owe approximately $5 million to third parties pursuant to newly-issued promissory notes.

Is your financial condition relevant to my decision to tender pursuant to the Offer?

        No. We do not believe our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all Shares solely for cash;

  •
  prior to the consummation of the Offer and the closing date of the Merger, we, through our parent company Kingswood, will have sufficient funds on hand to provide us with the requisite cash to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger;

  •
  the consummation of the Offer is not subject to any financing condition; and

  •
  if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price).

        See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

What percentage of Shares do you or your affiliates currently own?

        Kingswood and its affiliates currently beneficially own 1,008,365 Shares, which are issuable upon the exercise of a currently exercisable Warrant that is described below and represents approximately 9.1% of the currently outstanding Shares taking into account the exercise of the Warrant (as defined below). Kingswood and its affiliates intend to exercise the Warrant and transfer the Shares issued pursuant thereto to Merger Sub prior to the Expiration Date.

        Kingswood Capital Management, LLC, a Delaware limited liability company ("KCM") and Bank of America, N.A. ("Seller") entered into a Warrant Purchase Agreement dated as of September 22, 2017 (the "Purchase Agreement") pursuant to which KCM purchased the Common Stock Purchase

Warrant dated as of August 9, 2017 (the "Warrant") from Seller. The Warrant entitles KCM to purchase from Versar a number of Shares equal to nine and nine tenths percent (9.9%) of the sum of (a) the number of Shares actually outstanding at the time of exercise, plus (b) the number of Shares issuable upon exercise of options outstanding at such time, plus (c) the number of Shares issuable upon conversion or exchange of any convertible securities of Versar outstanding at such time, in each case, regardless of whether such options or convertible securities are actually exercisable at such time, at an exercise price per share of $0.01. The 1,008,365 Shares beneficially owned by Kingswood and its affiliates are the Shares issuable upon exercise of the Warrant, which represent 9.9% of the 10,097,259 Shares outstanding plus 72,500 Shares issuable upon unvested restricted stock unit ("Versar RSU") and Shares that are subject to vesting restrictions and/or forfeiture back to Versar ("Versar Restricted Shares") held by members of Versar's Board of Directors and employees.

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. Each of the directors and certain of the officers of Versar (the "Supporting Stockholders") has executed a Tender and Support Agreement (as defined below in Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreements") with Kingswood and Merger Sub which provides, among other things, that such Supporting Stockholder will tender into the Offer, and not withdraw, all outstanding Shares such Supporting Stockholder owns of record and beneficially (within the meaning of Rule 13d-3 under the Exchange Act). The Tender and Support Agreements also provide that the Supporting Stockholders will vote their Shares against certain alternative corporate transactions. The Tender and Support Agreements terminate upon the earliest of (i) the date on which the parties thereto mutually agree in writing to terminate the Tender and Support Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to the Supporting Stockholder, (iv) the acceptance for payment by Merger Sub (or other affiliate of Kingswood) of the shares of Common Stock validly tendered pursuant to the Offer and not properly withdrawn and (v) the Effective Time.

        The Supporting Stockholders collectively beneficially own, in the aggregate, 1,232,503 Shares (or approximately 12.2% of all Shares outstanding as of October 5, 2017).

        See Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreements."

        Kingswood and its affiliates beneficially own 1,008,365 Shares issuable upon exercise of the Warrant, which represent approximately 9.1% of the currently outstanding Shares taking into account the exercise of the Warrant. Kingswood and its affiliates intend to exercise the Warrant and transfer the Shares issued pursuant thereto to Merger Sub prior to the Expiration Date.

Do I have to vote to approve the Offer or the Merger?

        Your vote is not required to approve the Offer. You simply need to tender your Shares if you choose to do so. However, completion of the Offer is subject to conditions, including, among other things, that the Minimum Condition is satisfied.

        Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of Versar will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger.

v

How long do I have to decide whether to tender pursuant to the Offer?

        You will be able to tender your Shares pursuant to the Offer until 11:59 P.M., New York City time, on Friday, November 10, 2017 (the "Expiration Date," unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Signature Guarantees") may guarantee that the missing items will be received by Computershare Trust Company, N.A., our depositary for the Offer (the "Depositary"), within two (2) NYSE American trading days following the Expiration Date. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

        Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond December 18, 2017 (the "Outside Date").

        Pursuant to the Merger Agreement, we are required to extend the Offer:

  •
  for periods of up to ten (10) business days each, but not beyond the Outside Date, in order to permit the satisfaction of all remaining conditions (subject to our and Kingswood's right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Kingswood cannot waive); and

  •
  for any period required by rule, regulation, interpretation or position of the SEC or its staff or the NYSE American; or

  •
  if a Takeover Proposal (hereinafter defined) has been submitted to Versar or an intervening event occurs, we will upon the request of Versar extend the Offer up to ten (10) business days to permit Versar to take a position with respect to such Takeover Proposal or intervening event.

        If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer."

Will there be a subsequent offering period?

        No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the consummation of the Offer without a subsequent offering period.

How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. See Section 1—"Terms of the Offer."

How do I tender my Shares pursuant to the Offer?

        To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares") in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company ("DTC"). You should contact the institution that holds your Shares for more details.

        If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two (2) NYSE American trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery."

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn at any time after sixty (60) days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. See Section 4—"Withdrawal Rights."

How do I properly withdraw previously tendered Shares?

        To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4—"Withdrawal Rights."

If the Offer is successful, will Versar continue as a public company?

        No. If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Kingswood and Versar intend to consummate the Merger in accordance with Section 251(h) of the DGCL as soon as practicable after the consummation of the Offer after which Versar, as the Surviving Corporation, will be a wholly owned subsidiary of Kingswood. Following the consummation of the Merger, we intend to cause Versar to be delisted from the NYSE American, removed from quotation on the OTC Bulletin Board and deregistered under the Securities Exchange Act of 1934, as amended, and the regulations thereunder (the "Exchange Act"). Following such actions, the Shares will no longer be publicly traded. See Section 13—"Certain Effects of the Offer." See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        Yes. If at least such number of Shares as satisfies the Minimum Condition are validly tendered and received by us in the Offer, and the other conditions to the Merger are satisfied or waived (see Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Merger Closing Conditions"), then, in accordance with the terms of the Merger Agreement, we will complete the Merger. See Section 13—"Certain Effects of the Offer."

If you do not consummate the Offer, will you nevertheless consummate the Merger?

        No. None of us, Kingswood or Versar are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.

If I object to the price being offered, will I have appraisal rights?

        No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under the DGCL. See Section 16—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?

        If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, net of applicable withholding taxes and without interest.

        Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

        Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of Versar will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger.

        See Section 11—"The Merger Agreement; Other Agreements" and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        The closing price for the Shares reported on the NYSE American was $0.48 per Share on September 22, 2017, the last full day of trading prior to the announcement of the execution of the Merger Agreement.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer, as set forth in Section 15—"Conditions of the Offer," are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $0.15, net of applicable withholding taxes and without interest, promptly following the Expiration Time. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What will happen to my Versar Restricted Shares in the Offer?

        The Offer is being made only for Shares, and not for Restricted Shares. If the Offer is consummated and the Merger takes place, all Versar Restricted Shares outstanding immediately prior to the Effective Time under any Company stock award plan, whether or not then exercisable, shall be canceled at the Effective Time and converted into a vested right to receive cash in an amount equal to (x) the number of Shares subject to such Versar Restricted Shares multiplied by (y) the Offer Price, without interest, less any applicable withholding taxes.

        See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Treatment of Versar Restricted Shares."

What will happen to my Versar RSUs in the Offer?

        The Offer is being made only for Shares, and not for Versar RSUs. If the Offer is consummated and the Merger takes place, all Versar RSUs outstanding immediately prior to the Effective Time under any Company stock award plan, whether or not then exercisable, shall be canceled at the Effective Time and converted into a vested right to receive cash in an amount equal to (x) the number of Shares subject to such Versar RSUs multiplied by (y) the Offer Price, without interest, less any applicable withholding taxes.

        See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Treatment of Versar RSUs."

What are the U.S. federal income tax consequences of the Offer and the Merger?

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a United States person who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. A more detailed summary of the United States federal income tax consequences of the Offer and the Merger is included in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger."

To whom should I talk if I have additional questions about the Offer?

        You may call Okapi Partners LLC, the Information Agent, toll-free at (877) 259-6290.

To the Holders of Shares of Common Stock of Versar, Inc.:

INTRODUCTION

        The Offer is being made pursuant to the Merger Agreement by and among Kingswood, Versar and us. We are offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

        The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

        If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service ("IRS") Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3—"Procedures for Accepting the Offer and Tendering Shares—Backup Withholding." Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        Subject to the provisions of the Merger Agreement, we, Kingswood and Versar will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or as specified in the Certificate of Merger, at which time Versar will become the Surviving Corporation and a wholly owned subsidiary of Kingswood. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 16—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights") will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Kingswood or Purchaser (in each case, other than any such Shares held in a fiduciary capacity or otherwise on behalf of third parties), which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor (the "Cancelled Shares").

        Section 11—"The Merger Agreement; Other Agreements" more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger."

        After careful consideration, the Versar Board has unanimously (i) approved and declared fair and advisable and in the best interests of Versar and its stockholders the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that it is in the best interests of Versar and its stockholders that Versar enter into the Merger Agreement and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend to the stockholders of Versar that they accept the Offer and tender their Shares pursuant to the Offer.

        A more complete description of the Versar Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC by Versar and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Versar's stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

        The Offer is not subject to any financing condition.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other customary conditions described in Section 15—"Conditions to the Offer."

        According to Versar, as of September 22, 2017, there were 10,097,259 issued and outstanding Shares. Assuming that no other Shares were or are issued after September 22, 2017, other than the 1,008,365 Shares issuable upon the exercise of the Warrant and after giving effect to the 1,232,503 Shares to be tendered pursuant to the Tender and Support Agreements, the Minimum Condition would be satisfied if at least 3,311,945 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

        After the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Kingswood, we and Versar will cause the Merger to become effective as soon as practicable. The Merger Agreement provides that, from and after the Effective Time, until successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the officers of Versar immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation.

        Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation's certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time (as defined below), together with the Shares then owned by the Purchaser, is at least a majority of the outstanding Shares, the Purchaser will not seek the approval of Versar's remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable following the consummation of the tender offer. Therefore, Versar, Kingswood and the Purchaser have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares tendered in the Offer. See Section 12—"Purpose of the Offer; Plans for Versar; Other Matters."

        Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value, in lieu of the consideration that such holder of Shares would be entitled to receive pursuant to the Merger Agreement. The "fair value" could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 16—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

        This Offer to Purchase, the Letter of Transmittal and the Schedule 14D-9 contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4—"Withdrawal Rights."

        The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition and the other customary conditions described in Section 15—"Conditions to the Offer."

        We and Kingswood expressly reserve the right from time to time to waive any of the conditions described in Section 15—"Conditions to the Offer," to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that neither we nor Kingswood will, without the prior written consent of Versar, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (other than adding consideration), (iii) reduce the maximum number of Shares to be purchased in the Offer as set forth in the Offer Documents, (iv) amend or waive the Minimum Condition, (v) impose any condition or requirement on the Offer other than the Minimum Condition and those described in the Merger Agreement, (vi) extend or otherwise change the Expiration Date other than as required or permitted by the Merger Agreement or (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares.

        Pursuant to the Merger Agreement, following the consummation of the Offer and satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Kingswood and Versar will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the time we first accept the Shares for payment pursuant to the Offer.

        The Merger Agreement separately provides that we are required to extend the Offer for periods of up to ten (10) business days each, but not beyond the Outside Date, in order to permit the satisfaction of all remaining conditions (subject to our and Versar's right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Kingswood may not waive without Versar's consent), and for any period required by rule, regulation, interpretation or position of the SEC or its staff or the NYSE American, or, if a Takeover Proposal has been submitted to Versar or an intervening event occurs we will extend the Offer at the request of Versar for no more than ten (10) business days to permit Versar to take a position with respect to the Takeover Proposal (or any amendment thereof) or the intervening event; provided that we are not obligated to extend the Offer beyond third (3rd) business day preceding the Outside Date.

        If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the time we accept for payment Shares tendered in the Offer (the "Share Acceptance

Time") or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day.

        Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Versar will be required in connection with the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Versar's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will promptly accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  for Shares held as physical certificates, the certificates evidencing such Shares ("Certificates") or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at DTC, in each case pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares;"

  •
  a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal; and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and Versar.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    No alternative, conditional or contingent tenders will be accepted. In order for a Versar stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

  •
  for Shares held as physical certificates, the Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date;

  •
  for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent's Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "—Book-Entry Transfer" and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date; or

  •
  for Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" before the Expiration Date.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC's systems tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution in the circumstances described in the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within two NYSE American trading days after the date of execution of such Notice of Guaranteed Delivery.

        A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and Versar.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Share Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, Kingswood, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

        Appointment as Proxy.    By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent's Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Versar's stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Share Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Versar's stockholders.

        Versar Restricted Shares and Versar RSUs.    The Offer is made only for outstanding Shares and is not made for any Versar Restricted Shares or Versar RSUs. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Treatment of Versar Restricted Shares," for a description of the treatment of the Versar Restricted Shares and see Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Treatment of Versar RSUs, for a description of the treatment of the Versar RSUs."

        Backup Withholding.    To prevent federal "backup withholding" with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder's exemption from backup withholding. See Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger" of this Offer to Purchase for a more detailed discussion of backup withholding.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn at any time after sixty (60) days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

        For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, Kingswood, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) that receive cash in exchange for their Shares pursuant to the Offer or the Merger. This summary does not address the U.S. federal income tax consequences of any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Shares. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations ("Treasury Regulations") promulgated thereunder and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. No ruling has been or will be sought from the IRS regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those discussed below.

        This summary assumes that Shares are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this summary does not address the tax treatment of special classes of holders of Shares subject to special tax rules, including, for example:

  •
  banks;

  •
  financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities (including private foundations);

  •
  insurance companies;

  •
  persons holding Shares as part of a hedging, integrated or conversion transaction, constructive sale or "straddle";

  •
  persons that have acquired Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

  •
  U.S. expatriates;

  •
  persons subject to the alternative minimum tax;

  •
  persons that own or are treated as owning (or owned or are treated as having owned) 10% or more of Versar's voting stock;

  •
  brokers, dealers or traders in securities or currencies;

  •
  controlled foreign corporations or passive foreign investment companies; or

  •
  U.S. Holders whose functional currency is not the U.S. dollar.

        This summary does not address estate and gift tax consequences or tax consequences under any state, local or non-U.S. laws.

        As used herein, "U.S. Holder" means a beneficial owner of Shares that is: (1) a citizen of or an individual resident of the United States, as determined for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if either (A) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        As used in this section, a "Non-U.S. Holder" means a beneficial owner of Shares that is an individual, corporation, estate or trust that is not a U.S. Holder as described above.

        If a pass-through entity, including a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of Shares, the U.S. federal income tax treatment of an owner or partner will generally depend upon the status of such owner or partner and upon the activities of the pass-through entity. A U.S. person that is an owner or partner of a pass-through entity that holds Shares is urged to consult its own tax advisor regarding the tax consequences of selling Shares pursuant to the Offer or the Merger.

        THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER IS MADE. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM UNDER U.S. FEDERAL, STATE AND LOCAL, AND APPLICABLE NON-U.S. TAX LAWS OF THE SALE OF SHARES PURSUANT TO THE OFFER OR THE MERGER.

U.S. Holders.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss upon the sale of Shares pursuant to the Offer or the Merger in an amount equal to the difference, if any, between (i) the amount of cash received upon the sale pursuant to the Offer or the Merger and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, such U.S. Holder has held the Shares for more than one year. Long-term capital gains of certain non-corporate taxpayers

(including individuals) generally will be taxed at preferential rates. The deductibility of capital losses is subject to limitations under the Code.

Non-U.S. Holders.

        Subject to the discussion under "Backup Withholding" below, a non-U.S. Holder who tenders Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will not be subject to U.S. federal income tax on any gain recognized on a disposition of Shares unless:

  •
  the gain is effectively connected with the non-U.S. Holder's conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In such cases, the gain will be capital gain generally subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. Holder is a foreign corporation, may also be subject to a "branch profits tax" of 30% (or such lower rate as may be specified by an applicable income tax treaty);

  •
  the non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met. In such cases, except as otherwise provided by an applicable income tax treaty, the gain (which may be offset by U.S. source capital losses recognized in the same taxable year) generally will be subject to a flat 30% U.S. federal income tax; or

  •
  the non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time during the five years preceding the Merger, and Versar was a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Merger and the non-U.S. Holder's holding period with respect to the Shares. Versar has informed us that it is not, nor has been during the five years preceding the Offer or the Merger, a United States real property holding corporation for U.S. federal income tax purposes.

        Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of the Offer and the Merger.

Information Reporting and Backup Withholding.

        Information reporting requirements may apply to payments made to U.S. Holders in connection with the Offer and the Merger. Backup withholding (at a rate of 28%) may apply to payments pursuant to the Offer or the Merger, whichever is applicable, unless a U.S. Holder furnishes its taxpayer identification number, certifies that such number is correct, certifies that such U.S. Holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including corporations, are generally not subject to backup withholding and information reporting requirements, provided they properly demonstrate their eligibility for exemption. U.S. Holders that are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Each Non-U.S. Holder must submit an appropriate, properly completed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or successor form), as the case may be, certifying, under penalties of perjury, to such Non-U.S. Holder's foreign status in order to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules from a payment to a holder will be allowed as a credit against such holder's U.S. federal income tax and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Holders are encouraged to consult their own tax advisors to determine whether they are exempt from these backup withholding requirements and the procedure for obtaining such exemption.

Additional Tax on Passive Income.

        U.S. Holders that are individuals, estates or trusts, whose income exceeds certain thresholds, generally will be subject to an additional 3.8% tax on net investment income, including dividends on and capital gains from a sale or other taxable disposition of Shares, subject to certain limitations and exceptions. U.S. Holders are urged to consult their own tax advisors regarding the applicability to them of this tax on net investment income.

6.     Price Range of Shares; Dividends.

        Prior to September 25, 2017, the Shares traded on the NYSE American under the symbol "VSR." Trading was suspended in advance of the announcement of the Merger Agreement on September 25, 2017. Commencing September 27, 2017, the Shares began trading through OTC Pink under the symbol "VSRI".

        The following table sets forth the high and low bid prices for the Shares for the fiscal periods indicated, as reported by the NYSE American.

	2016		2015
	High	Low	High	Low
First Quarter	$1.87	$1.15	$4.38	$2.86
Second Quarter	$1.56	$1.19	$3.55	$2.67
Third Quarter	$2.14	$0.90	$3.07	$1.93
Fourth Quarter	$1.71	$1.21	$3.25	$1.01

        According to Versar, as of September 22, 2017, there were (a) 10,097,259 issued and outstanding Shares and (b) 72,500 Shares subject to outstanding Versar RSUs and Versar Restricted Shares.

        The closing price for the Shares reported on the NYSE American was $0.48 per Share on September 22, 2017, the last full day of trading prior to the announcement of the execution of the Merger Agreement.

        We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.

        No cash dividends have been paid by Versar since it began public trading of its stock in 1986. Under the terms of the Merger Agreement, Versar is not permitted to declare or pay any dividend in respect of the Shares without Kingswood's prior written consent. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of Versar."

7.     Certain Information Concerning Versar.

        Except as otherwise set forth in this Offer to Purchase, the information concerning Versar contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.

        General.    Versar was incorporated in the State of Delaware in 1969. Versar is a global project management company providing value-oriented solutions to government and commercial clients in three business segments: (1) Engineering and Construction Management (ECM); (2) Environmental Services Group (ESG); and (3) Professional Services Group (PSG). Versar also provides tailored and secure engineering solutions in extreme environments and offers specialized abilities in construction management, security system integration, performance-based remediation and hazardous materials management.

        The principal executive offices of Versar are located at 6850 Versar Center, Springfield, VA 22151, and the telephone number is (703) 750-3000.

        Available Information.    Versar files annual, quarterly and current reports, proxy statements and other information with the SEC. Versar's SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document Versar files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Versar maintains a website at www.versar.com. These website addresses are not intended to function as hyperlinks, and the information contained on Versar's website and on the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

8.     Certain Information Concerning Purchaser and Kingswood.

        Purchaser.    Purchaser is a Delaware corporation incorporated on September 8, 2017, solely for the purpose of completing the Offer and the Merger. Purchaser has not carried on any business activities to date, except for those incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Until immediately prior to the time Purchaser purchases the Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Offer and the Merger.

        Kingswood.    Kingswood is a Delaware limited liability company formed on September 8, 2017 solely for the purpose of acquiring and acting as the holding company of Versar. Kingswood has not carried on any business activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Until immediately prior to the time Purchaser purchases the Shares pursuant to the Offer, it is not anticipated that Kingswood will have any significant assets or liabilities or engage in activities other than those incidental to its formation and activities undertaken in connection with the transactions contemplated by the Offer and the Merger.

        Purchaser is a direct wholly owned subsidiary of Kingswood. Kingswood is an affiliate of Kingswood Capital Management, LLC, a Delaware limited liability company ("KCM"). KCM is a Los Angeles based middle market private equity firm that was founded in 2013. The principal business of KCM is the performance of investment management and advisory services. The principal business address of KCM, Kingswood and Purchaser is 11777 San Vicente Blvd, Suite 650, Los Angeles, California 90049. The telephone number for KCM is (424) 744-8238.

        Additional Information.    Certain information concerning the manager and executive officer of Kingswood is set forth in Annex A to this Offer to Purchase and certain information concerning our sole director and executive officer is set forth in Annex B to this Offer to Purchase.

        As of the date hereof, together with KCM and Kingswood collectively beneficially own 1,008,365 Shares issuable upon exercise of the Warrant, which represent approximately 9.1% of the currently outstanding Shares, taking into account the exercise of the Warrant. Our Statement on Schedule 13D, as filed on October 2, 2017 is incorporated herein by reference. Our Statement on Schedule 13D relates to the 1,008,365 Shares issuable upon the exercise of the Warrant and the Shares beneficially owned by the Supporting Stockholders that are subject to the Tender and Support Agreements. See Section 11—"The Merger Agreement; Other Agreements—Tender and Support Agreements." We, together with KCM and Kingswood, disclaim beneficial ownership of the Shares that are subject to the Tender and Support Agreements. KCM intends to exercise the Warrant to effect the issuance of the 1,008,365 Shares underlying the Warrant and transfer such Shares to us prior to the Expiration Date.

        Except as set forth in Annex A and Annex B and as set forth below, during the past five (5) years, neither we nor Kingswood nor, to our knowledge or the knowledge of Kingswood after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        Except as set forth above or elsewhere in this Offer to Purchase (including Section 10—"Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Versar," Section 11—"The Merger Agreement; Other Agreements," Annex A and Annex B to this Offer to Purchase and as set forth below): (i) neither we nor Kingswood nor, to our knowledge or the knowledge of Kingswood, any of the persons or entities listed in Annex A or Annex B to this Offer to Purchase beneficially owns or has a right to acquire any Shares or any other equity securities of Versar, (ii) neither we nor Kingswood nor, to our knowledge or the knowledge of Kingswood, any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Versar during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Kingswood nor, to our knowledge or the knowledge of Kingswood, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Versar (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option agreements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations), (iv) during the two (2) years prior to the date of this Offer to Purchase, there have been no transactions between us and Kingswood, its subsidiaries or, to our knowledge or the knowledge of Kingswood, any of the persons listed in Annex A and Annex B to this Offer to Purchase, on the one hand, and Versar or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations, and (v) during the two (2) years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Kingswood, our or its subsidiaries or, to our knowledge or the knowledge of Kingswood, any of the persons listed in Annex A and Annex B to this Offer to Purchase, on the one hand, and Versar or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we and Kingswood have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document filed by us and/or Kingswood with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC website address is not intended to function as a hyperlink, and the information contained on the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.     Source and Amount of Funds.

        We estimate that we will need approximately $4.5 million to purchase all Shares pursuant to the Offer and the Merger and to pay related fees and expenses. Kingswood, our parent company, will contribute or otherwise advance funds to us which will provide us with sufficient funds to purchase all

Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Kingswood expects to fund such cash requirements from its available cash on hand.

        We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the Offer is being made for all Shares solely for cash; (ii) in light of Kingswood's financial capacity in relation to the amount of consideration payable in the Offer and as described above, Kingswood will provide us with sufficient funds immediately available to purchase all validly tendered Shares in the Offer and not properly withdrawn; (iii) the consummation of the Offer is not subject to any financing condition; and (iv) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (that is, the Offer Price).

10.   Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Versar.

        The following chronology summarizes the key meetings and events that led to Kingswood's and Purchaser's signing of the Merger Agreement. The chronology below covers only the key events leading up to the Merger Agreement and does not purport to catalogue every conversation between Kingswood and other parties. For a review of Versar's activities relating to these contacts, please refer to the Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

        On February 1, 2017, Alex Wolf, managing member of KCM, met in Las Vegas with a representative from Canaccord Genuity Group Inc. ("Canaccord"), the financial advisor to Versar.

        On March 8, 2017, KCM received an invitation from Canaccord to submit a written indication of interest with respect to a strategic transaction involving Versar.

        On March 15, 2017, KCM submitted to Canaccord a letter indicating KCM's non-binding interest in acquiring Versar at a price per Share in the range of $0.60 to $1.00 in cash, subject to due diligence.

        On April 4, 2017, Alex Wolf, Managing Partner, James Renna, Lead Operating Partner, Alan Steier, Senior Associate, Dwane Stone, Operating Partner, Michael O'Connor, Operating Partner, and Chris Taylor, Operating Partner, from Kingswood attended a meeting in Springfield, Virginia with representatives of Versar's management team and Canaccord and discussed the potential acquisition of Versar by KCM.

        On April 18, 2017, Canaccord provided access to a virtual data room to seven interested parties (including KCM). Messrs. Wolf, Stone, Renna, Steier, O'Connor and Taylor of KCM received access to the data room for the purpose of commencing their due diligence of Versar.

        A deadline of May 12, 2017 was initially set by Canaccord for all interested parties to provide letters of intent or other terms for a proposed transaction.

        Between April 18 and May 12, KCM conducted financial due diligence on Versar and formulated an offer price.

        On May 12, 2017, KCM submitted a first non-binding letter of intent to Versar that included a purchase of Versar at a price of $0.60 per share in cash, which was subsequently negotiated up to $0.62 per share, the repayment of third-party debt, and the assumption of liabilities of Versar, subject to due diligence. The price per share was influenced by $2 million earnings shortfall from estimate, the cash needs associated with surety bonding, and the Company's financial condition.

        On May 16, 2017, representatives of Canaccord and KCM, including Mr. Wolf, had a conference call to clarify terms of the letter of intent, enterprise valuation methods used and financing.

        On May 23, 2017, representatives of Canaccord called Mr. Wolf to provide feedback to KCM's letter of intent. Items discussed included valuation and the size of the break-up fee. KCM submitted a revised letter of intent with improved terms on May 24.

        On May 26, 2017, the Board of Directors of Versar met to consider the letter of intent provided by KCM.

        Following further negotiations, on June 1, 2017, KCM submitted a revised non-binding letter of intent with a purchase price of $0.65 per share in cash, the repayment of third-party debt, and the assumption of liabilities of Versar. The letter of intent contemplated continued due diligence and the execution of a definitive agreement by the middle of July 2017.

        On June 2, 2017, at a special meeting of Versar's Board of Directors, the Board considered the terms of the revised letter of intent from KCM. Following the Board meeting, on June 2, 2017, KCM and Versar entered into a letter of intent.

        On June 5, 2017, representatives of Canaccord and KCM, including Mr. Wolf, held a planning session by phone to begin KCM's diligence process and to outline steps toward an agreement within forty-five (45) days of signing, or July 17, 2017.

        During this time, KCM's due diligence continued, focusing on operations of the business, contracts and financial information. Given that Versar had recently not been current in filing its required periodic reports with the SEC and had recently switched auditors, KCM performed a quality of earnings analysis using an outside accounting firm to validate (or dispute) the adjusted EBITDA and underlying EBITDA results that had been presented to KCM by Versar. Representatives of KCM and its operating partners attended an on-site due diligence presentation between June 14 and June 16, 2017. Also during this time KCM submitted a comprehensive legal due diligence request list that Versar and its advisors worked to satisfy throughout the process.

        On June 11, 2017, Versar's outside counsel, McGuireWoods LLP ("McGuireWoods"), and Versar circulated a first draft of the Merger Agreement to KCM and its outside counsel, Dentons US LLP ("Dentons"). Following circulation of this draft of the Merger Agreement, representatives from McGuireWoods, Versar, KCM and Dentons had an initial call on June 12, 2017 to discuss the structure of the transaction between the parties. Specifically, there was a discussion as to whether the transaction between KCM and Versar should be structured as a reverse triangular merger or as a tender offer with second step merger conducted pursuant to Section 251(h) of the DGCL.

        From June 13 to June 19, 2017, Dentons and McGuireWoods exchanged drafts and correspondence regarding the tender offer and support agreements that were contemplated under the letter of intent and the initial draft of the Merger Agreement. Eventually, the requirement of executive officers, directors and certain significant shareholders to enter into the tender offer and support agreements was removed from the Merger Agreement. However, following the execution of the Merger Agreement, Kingswood asked members of the Board and management to enter into the Tender and Support Agreements, which were subsequently executed on October 2, 2017.

        On June 27, 2017, KCM's outside counsel provided an initial mark-up of the Merger Agreement.

        On June 28, 2017, Versar notified KCM that Versar had received a letter of intent from a third party ("Party A") regarding a recapitalization transaction that the Versar Board had evaluated and did not intend to pursue.

        On June 29, 2017, Versar and Kingswood held a meeting by telephone to discuss Versar's budget and other outstanding issues.

        On July 3, 2017, McGuireWoods sent Dentons an initial list of issues with respect to the June 27, 2017 draft of the Merger Agreement. On July 6, 2017, McGuireWoods, Dentons, and Versar's General

Counsel discussed these issues on a call. Issues discussed included the length of the Offer period, post-closing obligations of Versar, the definition of Superior Proposal, the appropriateness of termination fees and other deal protections, KCM's financing obligations, the scope of Versar's representations and warranties and appropriate carve outs and post-closing covenants regarding employee benefits.

        On July 13, 2017, McGuireWoods circulated a revised version of the Merger Agreement. Following the circulation of the revised Merger Agreement, McGuireWoods and Dentons corresponded in an attempt to schedule a call to discuss outstanding employee benefits issues.

        On July 18, 2017, Versar held several meetings with KCM by telephone to review Versar's gross margins.

        The letter of intent between KCM and Versar had an exclusivity provision that expired on July 17, 2017. On July 19, the letter of intent was amended to extend the exclusivity period until July 31, 2017.

        After further discussions with Mr. Wolf of KCM and as a result of an acquisition proposal Versar received from a another third party ("Party B"), Versar terminated the KCM letter of intent by letter to KCM dated July 20, 2017, terminated negotiations with KCM and engaged in diligence and negotiations with Party B in order for Versar's Board to satisfy its fiduciary obligations.

        During the weeks of July 24 and 31, 2017, Mr. Wolf continued to engage with Canaccord, both to state that KCM remained interested in acquiring Versar and sought reimbursement of its expenses, pursuant to the letter of intent with KCM. Mr. Wolf indicated to Canaccord that KCM may be able to make an improved offer, with limited additional diligence, should the opportunity arise.

        On August 7, 2017, Canaccord contacted Mr. Wolf to notify him that reimbursement was forthcoming and to determine KCM's interest in submitting a revised proposal. That afternoon, KCM submitted a revised letter of intent which retained the purchase price of $0.65 per share, extended the exclusivity period until August 25, 2017, and revised certain other aspects of the initial proposal that had been problematic for Versar.

        On August 9, 2017, Versar and KCM entered into a new non-binding letter of intent.

        On August 21, 2017, Versar held a meeting with KCM by telephone to discuss the terms of the transaction and KCM's financing.

        On August 23, 2017, McGuireWoods circulated comments to the revised Merger Agreement. Versar's management considered an issues list. During the period from August 23 through September 22, 2017, KCM and Dentons, and Versar and McGuireWoods exchanged drafts of the Merger Agreement.

        On August 25, 2017, KCM's exclusivity under the August 7, 2017 letter of intent expired, however negotiations between KCM and Versar continued.

        On August 28, 2017, McGuireWoods circulated a revised draft of the Merger Agreement to Dentons along with an initial draft of Versar's disclosure schedules related to the Merger Agreement. Also on August 28, representatives of Canaccord and Versar met with KCM to discuss Versar's forecasts for accounts receivable.

        During September 2017, KCM and Versar initiated an assignment of claims process with a reputable factoring agent to facilitate a post-closing financing arrangement to provide immediate liquidity to Versar following the completion of the Merger.

        On September 1, 2017, McGuireWoods circulated a revised draft of the Merger Agreement to Dentons. Also on September 1, representatives of Canaccord and Versar met with KCM to discuss Versar's current backlog, as well as its new business pipeline, including the current pursuit strategy for both domestic and international opportunities and the prioritization of prospects, as well as the reasons for recent business losses. Discussion also focused on pricing for future contracts.

        On September 5, 2017, Dentons sent a revised draft of the Merger Agreement to McGuireWoods.

        On September 6, 2017 KCM advised Versar that it had revised the per share consideration price to $0.25 per share, the repayment of net debt, and assumption of certain liabilities of Versar, with others to be paid out over time (including certain liabilities that were previously expected to be repaid in full at closing). KCM's revised price was based on Versar's underperformance to 2017 budget on a revenue and EBITDA basis, as well as on a significant increase in Versar's net debt.

        From September 6 through September 21, 2017, Dentons and McGuireWoods exchanged several drafts of the Merger Agreement and disclosure schedules as those documents were being finalized. On September 15, 2017, KCM advised Versar that it had further revised the per share consideration price to $0.15 per share, the repayment of net debt, and assumption of certain liabilities of Versar, with others to be paid out over time. KCM's revised price was based on Versar's underperformance in the first quarter of its 2018 fiscal year versus budget. During this time, KCM continued its diligence, focusing on the quality of earnings, forecasts, budgets and financial performance, as well as conducting a contract review. Much of this diligence was also for the purpose of helping KCM's financing source investigate Versar. Negotiations were also occurring between KCM and Bank of America, N.A. concerning KCM's purchase of the Warrant and other matters.

        On September 20, 2017, Versar and KCM held a meeting by telephone to review the current draft of the Merger Agreement and to ensure that there were no additional material changes to Versar's performance that should be addressed prior to signing the Merger Agreement.

        On September 22, 2017, Versar's Board of Directors held a special meeting to review and consider the final negotiated terms of the Merger Agreement as well as the fairness opinion to be presented to the Board of Directors and after deliberations, and based upon the unanimous recommendation of the independent directors, Versar's Board of Directors unanimously: (i) declare that the Transactions are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approve, adopt, ratify and confirm the form, terms and provisions of the Merger Agreement in substantially the form presented to the directors on such date and authorized the execution, delivery and performance of the Merger Agreement, (iii) and resolved to recommend that the Company's stockholders accept the Offer and tender their Shares in the Offer.

        Following the meeting of the Board of Directors, on the evening of September 22, 2017, Kingswood, Merger Sub and Versar executed and delivered the Merger Agreement.

        The morning of September 25, 2017, before the market open on NYSE American, Versar issued a press release announcing the execution of the Merger Agreement.

        On September 27, 2017, Kingswood, Merger Sub and Versar amended and restated the Merger Agreement to correct a scrivener's error.

        On October 2, 2017, at the request of Kingswood, certain of Versar's executive officers and directors entered into the Tender and Support Agreements.

        On October 6, 2017, Purchaser commenced the Offer.

11.   The Merger Agreement; Other Agreements.

The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d) (1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Purchaser and Kingswood—Available Information." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Kingswood, us and Versar or any of their respective affiliates contained in this Offer to Purchase or in Versar's public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Kingswood, us and Versar or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Kingswood, us and Versar were qualified and subject to important limitations agreed to by Kingswood, us and Versar in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases representations, warranties and agreements of Versar are qualified by disclosures set forth in schedules that were provided by Versar to us and Kingswood but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer and the Merger

The Offer

        The Merger Agreement provides that we will commence the Offer as promptly as reasonably practicable after (and in any event within ten (10) business days of) the date of the Merger Agreement. Subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by us (to the extent permitted by the Merger Agreement) of the other conditions that are described in Section 15—"Conditions of the Offer," we will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer after the Expiration Date. The initial Expiration date will be 11:59 P.M., New York City time, on Friday, November 10, 2017, which is a date that is twenty-five (25) business days following the commencement of the Offer.

Terms and Conditions of the Offer

        Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—"Conditions of the Offer." The Offer conditions are for the sole benefit of Kingswood and us, and we or Kingswood may waive, in whole or in part, any condition to the Offer from time to time, in our or its sole discretion, provided that we and Kingswood may not waive the Minimum Condition without the prior written consent of Versar.

Extensions of the Offer

        The Merger Agreement provides that we will extend the Offer (i) on one or more occasions, for successive periods of up to ten (10) business days each in order to permit the satisfaction of certain closing conditions (including the Minimum Condition), (ii) for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or NYSE American (or their staff) and (iii) if on or prior to any then scheduled Expiration Date, (a) Versar (or any of its subsidiaries or authorized representatives) receives an unsolicited Takeover Proposal or (b) a Company Intervening Event occurs, we will, upon the request of the Company, extend the Offer for ten (10) Business Days in order to permit the Company to take a position with respect to such Takeover Proposal (or any amendment thereof) or Company Intervening Event.

        The Merger Agreement further provides that, if on or prior to any then scheduled Expiration Date, all the conditions to the Offer have been satisfied (or, where permitted by applicable law or this Merger Agreement, waived by us) and despite our compliance with the Merger Agreement, the Debt Financing has not been funded and will not be available to be funded at the Acceptance Time, in an amount sufficient (in combination with all funds held by or otherwise available to Kingswood and us), to consummate the Transactions, then we shall have the right, in our sole discretion, to extend the Offer for one (1) period of up to ten (10) Business Days, so long as no such extension would result in the Offer being extended beyond the third (3rd) Business Day immediately preceding the Outside Date.

Versar Board Recommendation

        The Versar Board has, at a meeting duly called and held, unanimously (i) approved and declared fair and advisable and in the best interests of Versar and its stockholders the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that it is in the best interests of Versar and its stockholders that Versar enter into the Merger Agreement and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend to the stockholders of Versar that they accept the Offer and tender their Shares pursuant to the Offer.

The Merger

        The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, we will be merged with and into Versar and Versar will survive the Merger as a wholly owned subsidiary of Kingswood. The Merger will be effected under Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer, without any stockholder vote.

Certificate of Incorporation; Bylaws

        At the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws, (i) Versar's certificate of incorporation in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law and (ii) Versar's bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Changes of Directors and Officers in Connection with the Offer and the Merger

        The Merger Agreement provides that, from and after the Effective Time, until successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the officers of Versar immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation.

Merger Closing Conditions

        The respective obligation of each party to effect the Merger is each subject to the satisfaction or waiver of each of the following conditions:

  •
  We shall have accepted for payment, or caused to be accepted for payment all Shares validly tendered and not withdrawn in the Offer, provided, that the obligation of Kingswood and us to effect the Merger shall not be conditioned on the fulfillment of this condition if our failure to accept such Shares for payment pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or the Merger Agreement by Kingswood or us.

  •
  No law enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Offer or the Merger or making the consummation of the Offer or the Merger illegal.

Merger Consideration

        At the Effective Time, each Share then outstanding (other than (i) Shares owned by Kingswood or us that are cancelled pursuant to the terms of the Merger Agreement and (ii) Shares held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 16—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights") will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes.

Payment for Shares

        Prior to the Effective Time, Kingswood will designate, pursuant to the terms of the Merger Agreement, a bank or trust company that is reasonably acceptable to Versar to act as paying agent (in such capacity, the "Paying Agent") for the payment of the consideration payable in the Merger in respect of each Share outstanding immediately prior to the Effective Time (other than (i) Shares owned by Kingswood or us that are cancelled pursuant to the terms of the Merger Agreement or (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 16—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights") (each, an "Eligible Share"). At the Effective Time, Kingswood will deposit cash in an amount sufficient to pay the aggregate consideration payable in connection with the Merger.

        As promptly as practicable after the Effective Time (but in no event more than five (5) business days thereafter), Kingswood will cause to be sent to each holder of Shares represented by a Share Certificate (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger and any Shares owned by Kingswood or us that are cancelled pursuant to the terms of the Merger Agreement) (i) a Letter of Transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the consideration payable to such holder in connection with the Merger. No holder of shares in book-entry ("Book-Entry Shares") will be required to deliver a Certificate or a Letter of Transmittal to the Paying Agent in order to receive the consideration payable to such holder in connection with the Merger in respect of such Book-Entry Shares.

        Each holder of Eligible Shares will be entitled to receive the consideration payable to such holder in connection with the Merger (i) upon surrender to the Paying Agent of a Certificate for such Shares, together with a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (ii) upon receipt of an "Agent's Message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Each Certificate or Shares represented by a book-entry position so surrendered will forthwith be cancelled. Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the stockholders by any applicable withholding taxes.

        If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate is registered, such payment will only be made if the person requesting such payment pays any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Certificate or provides evidence that such tax has been paid or is not payable to the reasonable satisfaction of the Paying Agent.

        The transmittal instructions will include instructions if the stockholder has lost a Certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Kingswood or us, post a bond in such reasonable amount as Kingswood may direct, as indemnity against any claim that may be made against it, us, the Surviving Corporation or the Paying Agent in respect of such Certificate.

Treatment of Versar Restricted Shares

        Immediately prior to the Effective Time, each Versar Restricted Share shall be converted into a vested right and will be paid cash in an amount equal to the Merger Consideration.

Treatment of Versar RSUs

        Immediately prior to the Effective Time, each Versar RSU that is outstanding shall be converted into a vested right and will be paid cash in an amount equal to the Merger Consideration.

Representations and Warranties

        The Merger Agreement contains representations and warranties of Kingswood, us and Versar.

        Some of the representations and warranties made by Versar are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, a "Material Adverse Effect" is any circumstance, change, event, occurrence or effect that (a) has, individually or in the aggregate, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Versar and its subsidiaries taken as a whole; provided that no circumstance, change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred:

            (i)  any circumstance, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates;

           (ii)  any enactment of, change in, or change in interpretation of, any law or GAAP or governmental policy;

          (iii)  general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Versar or any of its subsidiaries conducts business;

          (iv)  any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war;

           (v)  the announcement, pendency of or performance of the Transactions, including by reason of the identity of Kingswood or any communication by Kingswood regarding the plans or intentions of Kingswood with respect to the conduct of the business of Versar or any of its subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators;

          (vi)  any action taken by Versar or any of its subsidiaries that is required or permitted by the terms of the Merger Agreement or with the consent or at the direction of Kingswood or us (or any action not taken as a result of the failure of Kingswood to consent to any action requiring Kingswood's consent pursuant to the Merger Agreement);

         (vii)  any change in the market price, or change in trading volume, of the capital stock of Versar (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect);

        (viii)  any failure by Versar or its subsidiaries to meet internal, analysts' or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Versar or any of its subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect if not otherwise falling within any of the exceptions set forth in clauses (a)(i) through (a)(vii) or clause (a)(x) of this proviso);

          (ix)  any pending, initiated or threatened litigation, in each of clauses (a)(i) through (a)(iv), to the extent that such circumstance, change, event, occurrence or effect does not affect Versar and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Versar and its subsidiaries operate; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Versar of the Transactions.

        In the Merger Agreement, Versar has made customary representations and warranties to Kingswood and us with respect to, among other things:

  •
  the due incorporation, valid existence, good standing and qualification to do business of Versar and its subsidiaries;

  •
  Versar's capitalization;

  •
  that Versar has the necessary corporate power and authority to execute the Merger Agreement and perform its obligations thereunder;

  •
  the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer, on the one hand, and the organizational or governing documents and certain agreements of Versar and its subsidiaries or applicable law, on the other hand;

  •
  the governmental authorizations necessary in connection with Versar's obligations under the Merger Agreement;

  •
  Versar's SEC filings and financial statements;

  •
  the absence of certain material undisclosed liabilities;

  •
  the absence of certain changes or events;

  •
  the absence of any material litigation or other legal proceedings, claims or investigations;

  •
  compliance with applicable laws and regulatory requirements, including possession of all governmental licenses and permits necessary to conduct its business;

  •
  tax matters, including filings of material tax returns and payment of material taxes;

  •
  employee benefit matters, including the status of employee benefit plans;

  •
  environmental matters, including compliance of Versar with applicable environmental laws;

  •
  intellectual property matters;

  •
  the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the other Transactions contemplated by the Merger Agreement;

  •
  real property and title to same;

  •
  Versar's compliance with the terms of its material contracts;

  •
  labor matters;

  •
  parties entitled to financial advisory fees based on Versar's arrangements;

  •
  insurance coverage;

  •
  the accuracy of the information provided by Versar in the Schedule 14D-9 and other Offer Documents; and

  •
  the receipt by the Versar Board of a fairness opinion.

        In the Merger Agreement, we and Kingswood have made customary representations and warranties to Versar with respect to, among other things:

  •
  the due incorporation and organization, valid existence, good standing and qualification to do business of Kingswood and us;

  •
  the corporate authority and power of Kingswood and us to perform our obligations under the Merger Agreement;

  •
  the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and our organizational or governing documents and those of Kingswood, applicable laws or certain of our agreements and those of Kingswood, on the other hand;

  •
  the governmental authorizations necessary in connection with the obligations of Kingswood and us under the Merger Agreement;

  •
  parties entitled to financial advisory fees based on our arrangements;

  •
  Kingswood's ownership of all of our outstanding capital stock, which is duly authorized, validly issued, fully paid and non-assessable;

  •
  Availability of funds necessary to perform our respective obligations under the Merger Agreement, including the payment of the aggregate Offer Price

  •
  ownership of Shares by Kingswood and its subsidiaries; and

  •
  the absence of any material transaction-related litigation or other legal proceedings, claims or investigations.

        None of the representations and warranties contained in the Merger Agreement survive the Effective Time.

Conduct of Business of Versar

        The Merger Agreement provides that except as contemplated or permitted by the Merger Agreement, as required by applicable laws (including the Exchange Act and the rules and regulations thereunder), as required by the NYSE American rules, or with the prior written consent of Kingswood (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (x) Versar shall, and shall cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course and to preserve intact its present lines of business, maintain its rights and franchises and preserve satisfactory relationships with governmental authorities, employees, customers, suppliers and counter-parties, and (y) Versar shall not, and shall not permit any of its Subsidiaries to:

            (i)  issue, sell, or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Shares, or any rights, warrants or options to purchase any Shares, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Shares;

           (ii)  redeem, purchase or otherwise acquire any of its outstanding Shares, or any rights, warrants or options to acquire any Shares, except (A) pursuant to disclosed Material Contracts in effect as of the date of the Merger Agreement or (B) in connection with withholding to satisfy tax obligations with respect to Versar RSUs, Versar Restricted Shares or Versar equity plan awards, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the settlement of Versar RSUs or Versar equity plan awards, or vesting of Versar Restricted Shares;

          (iii)  (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Shares, other than (1) dividends paid by any subsidiary of Versar to Versar or to any wholly owned subsidiary of Versar or (B) adjust, split, combine, subdivide or reclassify any Shares;

          (iv)  except for disclosed indebtedness under the Versar's existing credit facilities incurred in the ordinary course of business consistent with past practice in all material respects, incur any indebtedness except for indebtedness (1) incurred in the ordinary course of business consistent with past practice in all material respects or (2) among Versar and any of its wholly owned subsidiaries or among any of such wholly owned subsidiaries;

           (v)  sell, dispose of, transfer, lease or license any of its properties or assets that are material to Versar and its subsidiaries taken as a whole, except (A) in the ordinary course of business, (B) pursuant to disclosed material contracts in force on the date of the Merger Agreement, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of Versar or any of its subsidiaries, (D) transfers among Versar and its subsidiaries or (E) in respect of the items previously disclosed in connection with the Merger Agreement;

          (vi)  make capital expenditures, except for capital expenditures budgeted in Versar's current long term plan that was made available to Kingswood prior to the date of the Merger Agreement, which such capital expenditures shall not be in excess of $100,000 in the aggregate for Versar and its subsidiaries taken as a whole during any calendar year (plus a 20% variance);

         (vii)  place or bid a bond greater than $1,000,000 per contract;

        (viii)  enter into or renew any contract;

          (ix)  bid to either a new customer for a project award in excess of $50,000 or an existing customer with accounts receivable outstanding greater than $25,000 and more than sixty (60) days past due;

           (x)  bid as a partner (prime or subcontractor) with a third party which is either (A) an entity that has not previously contracted with Versar or (B) has been in breach of past contracts with Versar;

          (xi)  enter into any new, or amend any existing, contract with any employee of Versar;

         (xii)  hire (i) new full time personnel expected to have less than 80% utilization or (ii) consultants that are not billable as a direct cost to a project;

        (xiii)  change the responsibilities of any Key Personnel or terminate the employment of any Key Personnel;

        (xiv)  increase in any respect the compensation of any of its directors or executive officers (provided that payments of bonuses and other grants and awards made in the ordinary course of business shall not constitute an increase in compensation), except (A) as required pursuant to applicable law or the terms of Company Plans or other employee benefit plans or arrangements in effect on the date of the Merger Agreement and (B) increases in salaries, wages and benefits of employees and director fees made in the ordinary course of business;

         (xv)  adopt or amend any Company Plan except as required by Law or for immaterial or ministerial amendments;

        (xvi)  make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

       (xvii)  amend the Versar certificate of incorporation or bylaws or the organizational documents of any of its subsidiaries (except for immaterial or ministerial amendments);

      (xviii)  adopt a plan or agreement of complete or partial liquidation or dissolution;

        (xix)  modify or amend in any material respect, or terminate or waive any material right under, any material contract, except for (1) any modification, amendment, termination or waiver in the ordinary course of business or (2) a termination without material penalty to Versar or any of its subsidiaries;

         (xx)  waive, release, assign, settle or compromise any material claim against Versar or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (i) equal to or less than the amounts specifically reserved with respect thereto on the consolidated financial statements of Versar included in certain of its SEC filings (including the notes thereto) or (ii) do not exceed $4,400,000 in the aggregate during any consecutive twelve-month period, and (B) except the Merger Agreement with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected to be material and adverse to Versar and its subsidiaries, taken as a whole;

        (xxi)  enter into any new line of business;

       (xxii)  make or change any tax election, change any method of tax accounting, amend any tax return or settle or compromise any tax liability, in each case, except as required by applicable law, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the tax liability of Versar or any of its subsidiaries for any period ending after the Effective Time or materially decreasing any tax attribute of the Versar or any of its subsidiaries existing on the Effective Time;

      (xxiii)  become party to or approve or adopt any shareholder rights plan or "poison pill" agreement;

      (xxiv)  cancel or terminate or allow to lapse without commercially reasonably substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or enter into commercial reasonable substitute policies therefor;

        (xxv)  take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Kingswood or any of its subsidiaries of the Transactions; or

      (xxvi)  agree in writing to take any of the foregoing actions.

        During the period from the date of the Merger Agreement until the Effective Time, Kingswood and we shall not, and Kingswood shall cause its subsidiaries not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation by Kingswood or us of the Transactions.

        Versar may, and may cause any of its subsidiaries to, take reasonable actions in compliance with applicable Law as the Company deems prudent based on Prudent Industry Practice.

        "Prudent Industry Practice" means (a) any of the practices, methods and acts engaged in or approved by a significant portion of businesses in the industry in which Versar operates, during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices; provided that Prudent Industry Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

No Solicitation

        Versar has agreed that, except as expressly permitted by the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, it will not, and will cause its subsidiaries and its and their respective representatives to not, directly or indirectly:

            (i)  solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof; or

           (ii)  enter into, or otherwise participate in any discussions (except to notify such person of the existence of these provisions) or negotiations regarding, or furnish to any person any non-public material information in connection with, any Takeover Proposal.

        However, prior to the Effective Time, Versar may, in response to an unsolicited Takeover Proposal, engage in negotiations and discussions with, or furnish any information and other access to, any person making such Takeover Proposal and any of its representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company's outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal; provided that prior to engaging in any negotiations or discussions with, or furnishing any material non-public information to, any such person or its representatives, Versar and the person making such Takeover Proposal shall have entered into an acceptable confidentiality agreement.

        For purposes of the Merger Agreement, "Takeover Proposal" means any bona fide inquiry, proposal or offer from any person (other than Kingswood, us and any of its Affiliates thereof) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (a) assets of Versar and its subsidiaries (including securities of the subsidiaries, but excluding sales of assets in the ordinary course of business) that account for 15% or more of Versar's consolidated assets or from which 15% or more of Versar's revenues or earnings on a consolidated basis are derived or (b) 15% or more of the outstanding Shares pursuant to a merger, consolidation or other business combination, sale or issuance of Shares, tender offer, share exchange, recapitalization or similar transaction involving Versar, in each case other than the Merger.

        For purposes of the Merger Agreement, "Superior Proposal" means any unsolicited written Takeover Proposal on terms which the Versar Board (or a duly authorized committee thereof) determines in good faith, after consultation with Versar's outside legal counsel and independent financial advisors, to be more favorable to the holders of Shares than the Transaction, taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and the Merger Agreement that the Versar Board considers relevant; provided that for purposes of the definition of Superior Proposal, the references to "15%" in the definition of Takeover Proposal shall be deemed to be references to "50%".

        Nothing contained in the non-solicitation provisions of the Merger Agreement will prohibit Versar from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in each case, the Versar Board determines, after consultation with Versar's outside legal counsel, that failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of Versar under applicable law.

Versar Board's Recommendation; Change of Board Recommendation

        The Versar Board has made the Versar Board Recommendation that the holders of the Shares accept the Offer and tender their Shares to us pursuant to the Offer. The Versar Board has also agreed to include the Versar Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the Versar Board Recommendation in this Offer to Purchase and documents related to the Offer.

        However, at any time prior to the Effective Time, Versar may terminate the Merger Agreement, for among other reasons, in order to enter into a definitive agreement for a Superior Proposal.

Indemnification; Insurance and Benefit Plans

        Kingswood has agreed that:

  •
  From an after the Effective Time, it shall (and shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless each current and former director, officer and employee of Versar and any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an "Indemnitee" and, collectively, the "Indemnitees") against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a "Claim"), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with Versar or its subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Merger Agreement or the Transactions), to the fullest extent permitted under applicable law and (ii) assume all obligations of Versar and its subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Versar certificate of incorporation and bylaws and the respective organizational documents of each of Versar's subsidiaries as currently in effect and (B) any indemnification agreements with an Indemnitee, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable law.

  •
  The Surviving Corporation shall, and Kingswood shall cause the Surviving Corporation to, cause the articles of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Versar certificate of incorporation and bylaws in effect on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable law.

  •
  From and after the Effective Time, Kingswood shall, and shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under the Merger Agreement or the enforcement of an Indemnitee's rights under the Merger Agreement.

  •
  For a period of six (6) years from the Effective Time, Kingswood shall cause to be maintained in effect the coverage provided by the policies of directors' and officers' liability insurance and fiduciary liability insurance in effect as of the date of the Merger Agreement maintained by Versar and its subsidiaries with respect to matters arising on or before the Effective Time either through Versar's existing insurance provider or another provider reasonably selected by Kingswood; provided, however, that, after the Effective Time, Kingswood shall not be required to pay annual premiums in excess of 300% of the annual premium currently paid by Versar in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that in lieu of the foregoing insurance coverage, Versar may purchase "tail" insurance coverage, at a cost no greater than the aggregate amount which Kingswood would be required to spend during the six—year period provided for under the Merger Agreement, that provides coverage not materially less favorable than the coverage described above to the insured persons than the directors' and officers' liability insurance and fiduciary liability insurance coverage currently maintained by Versar and its subsidiaries as of the date of the Merger Agreement with respect to matters arising on or before the Effective Time.

Other Covenants

        The Merger Agreement contains other customary covenants, including covenants relating to (i) access, (ii) confidentiality, (iii) matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, (iv) public announcements, and (v) stockholder litigation.

Employment and Employee Benefits

        Pursuant to the Merger Agreement, Kingswood has agreed that (a)                          for a period of twelve (12) months following the Effective Time, Kingswood will provide, or will cause to be provided, to each individual who is employed by Versar or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) immediately prior to the Effective Time (each, a "Versar Employee"), annual base salary and base wages, cash, annual bonuses and long-term incentive compensation opportunities (including target bonus amounts that are payable subject to the satisfaction of performance criteria in effect immediately prior to the Effective Time) and employee benefits, in each case, that are no less favorable in the aggregate than such annual base salary and base wages, cash, annual bonuses and long-term incentive compensation opportunities and employee benefits provided to the Versar Employees immediately prior to the Effective Time.

        The Merger Agreement also provides that for all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Versar and its subsidiaries providing benefits to any Versar Employee after the Effective Time, each Versar Employee will be credited with his or her years of service with Versar and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Versar Employee was entitled, before the Effective Time, to credit for such service under any Versar benefit plan in which such Versar Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

        The Merger Agreement further provides that without limiting the generality of the foregoing, from and after the Effective Time, Kingwood will cause the Surviving Corporation and its subsidiaries to assume, honor, and continue all obligations under the Versar benefit plans and compensation, change-in-control and severance arrangements and other employment or employment related agreements, in accordance with their terms as in effect immediately before the Effective Time and provides that the Transactions shall be deemed to constitute a "change in control," "change of control," "corporate transaction" or similar words to such effect under such arrangements or agreements.

Termination of the Merger Agreement

        The Merger Agreement may be terminated:

  •
  by the mutual written consent of Kingswood and Versar;

  •
  by either of Kingswood or Versar, if the Effective Time shall not have occurred on or before December 26, 2017 (the "End Date") or if the Offer is terminated or withdrawn pursuant to its terms without any of the Shares being purchased thereunder; however, the right to terminate the Merger Agreement will not be available to any party (and in the case of Kingswood, the Purchaser) whose breach of the Merger Agreement was the primary cause of or primarily resulted in the failure or the non-satisfaction of any condition or requirement of the Offer set forth in the Merger Agreement;

  •
  by either of Kingswood or Versar, if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; however, the right to terminate the Merger Agreement will not be available to any party if the issuance of such final, non-appealable restraint was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

  •
  by Kingswood, if Versar shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform cannot be cured by Versar by the End Date, or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Kingswood stating Kingswood's intention to terminate the Merger Agreement and the basis for such termination; however, Kingswood shall not have the right to terminate the Merger Agreement if it or us is then in material breach of any of its representations, warranties, covenants or other agreements in the Merger Agreement;

  •
  by Kingswood, if the Versar Board (or a duly authorized committee thereof) shall have effected an Adverse Recommendation Change, unless the Minimum Condition and the other conditions and requirements contained in the Merger Agreement are satisfied as described in the Merger Agreement;

  •
  by Kingswood, if Versar shall have failed to include the Versar Board Recommendation in the Schedule 14D-9 or failed to permit Kingswood and us to include the Versar Board Recommendation in the Offer Documents;

  •
  by Kingswood, if since the date of the Merger Agreement, there shall have occurred a Material Adverse Effect;

  •
  by Versar, if Kingswood or us has breached or failed to perform any of its or our representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform cannot be cured by Kingswood or us by the End Date, or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Versar stating Versar's intention to terminate the Merger Agreement and the basis for such termination; however, Versar shall not have the right to terminate the Merger Agreement if it is then in material breach of any of its representations, warranties, covenants or other agreements in the Merger Agreement;

  •
  by Versar, if prior to the Acceptance Time, the Versar Board shall have effected an Adverse Recommendation Change with respect to a Superior Proposal and has approved and entered into an Acquisition Agreement with respect to such Superior Proposal, provided that Versar pays the "Company Alternative Termination Fee" to Kingswood.

Effects of Termination

        If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability or obligation of any party, provided, however, that (i) none of the parties thereto will be relieved of any liability arising from any willful and material breach by such party of its covenants and agreements set forth in the Merger Agreement, (ii) upon certain events Versar may be required to pay the Company Termination Fee to Kingswood, as further described below and (iii) the parties thereto will, in all events, remain bound by and continue to be subject to the non-disclosure agreement, dated March 1, 2017, by and between Kingswood and Versar (the "Confidentiality Agreement") and certain designated provisions of the Merger Agreement that survive termination, including access to information, public announcements, the effect of termination, fees and expenses and other miscellaneous provisions.

Company Termination Fees

        A termination fee of $350,000 (the "Company Standard Termination Fee") will be paid to Kingswood under the following circumstances:

  •
  In the event that the Merger Agreement is terminated by either of Kingswood or Versar if the Effective Time shall not have occurred on or before the End Date or if the Offer is terminated or withdrawn pursuant to its terms without any of the Shares being purchased thereunder;

  •
  In the event that the Merger Agreement is terminated by Kingswood if Versar shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform cannot be cured by Versar by the End Date, or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Kingswood stating Kingswood's intention to terminate the Merger Agreement and the basis for such termination;

  •
  In the event that the Merger Agreement is terminated by Kingswood because of the occurrence of a Material Adverse Effect.

        A termination fee of $625,000 (the "Company Alternative Termination Fee") will be paid to Kingswood under the following circumstances:

  •
  In the event that the Merger Agreement is terminated by Versar due to the Versar Board having effected a Company Adverse Recommendation Change with respect to a Superior Proposal.

  •
  In the event that the Merger Agreement is terminated by Kingswood due to the Versar's Board having effected a Company Adverse Recommendation Change or due to Versar's failure to include the Versar Board Recommendation in the Schedule 14D-9 or failure to permit Kingswood and us to include the Versar Board Recommendation in the Offer Documents.

Parent Termination Fee

        A termination fee of $350,000 (the "Parent Termination Fee") shall be paid to Versar if the Merger Agreement is terminated by Versar because of a failure of Kingswood or us to comply with its or our obligations under the Merger Agreement and, at the time of the termination of the Merger Agreement, the conditions to the Closing have been satisfied or waived (except for any such conditions that have not been satisfied as a result of a breach by Kingswood or us of its or our respective obligations under the Merger Agreement).

Specific Enforcement

        We, Kingswood and Versar are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which we and they are entitled under the terms of the Merger Agreement, at law or in equity.

Fees and Expenses

        Except as provided in this Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Company Termination Fees," all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

Governing Law

        The Merger Agreement is governed by Delaware law.

Confidentiality Agreement

        The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference, which you may examine and copy as set forth in Section 8—"Certain Information Concerning Purchaser and Kingswood" above.

        On March 1, 2017, Kingswood and Versar entered into a non-disclosure and confidentiality agreement (the "Confidentiality Agreement") in connection with Kingswood's consideration of a possible transaction with or involving the Company. Under the Confidentiality Agreement, Kingswood and Versar agreed, subject to certain exceptions, to keep confidential certain non-public information relating to the other party for a period of two years from the date of the Confidentiality Agreement. In addition, the Confidentiality Agreement requires each party to use diligent efforts to protect confidential information and to return any confidential information within ten days of receiving notice from the other party. The Confidentiality Agreement also contains a non-solicitation provision prohibiting each party from, either directly or indirectly, soliciting for employment any employee, consultant, officer, or director of the other party for a period of two years from the date of the Confidentiality Agreement, subject to certain exceptions.

Tender and Support Agreements

        Each of the Supporting Stockholders (who collectively beneficially own an aggregate of 1,232,503 Shares) has entered into a Tender and Support Agreement (collectively, the "Tender and Support Agreements") with Kingswood and Merger Sub which provide, among other things, that each Supporting Stockholder will tender into the Offer, and not withdraw, all outstanding Shares such Supporting Stockholder owns of record and beneficially (within the meaning of Rule 13d-3 under the Exchange Act). The Tender and Support Agreements also provide that the Supporting Stockholders will vote their Shares against certain alternative corporate transactions, each as more fully described in the Tender and Support Agreements, until (i) the Offer expires without Merger Sub having accepted for payment shares of Common Stock tendered into the Offer or (ii) the Tender and Support Agreement is terminated in accordance with its terms. In furtherance of the Supporting Stockholders' covenants under the Tender and Support Agreements, the Supporting Stockholders agreed to appoint Kingswood as their attorney-in-fact and proxy to vote the Supporting Stockholders' Subject Shares against the corporate transactions described in the immediately preceding sentence.

        The Tender and Support Agreements terminate upon the earliest of (i) the date on which the parties thereto mutually agree in writing to terminate the Tender and Support Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to the Supporting Stockholder, (iv) the acceptance for payment by Merger Sub (or other affiliate of Kingswood) of the shares of Common Stock validly tendered pursuant to the Offer and not properly withdrawn and (v) the Effective Time.

12.   Purpose of the Offer; Plans for Versar; Other Matters.

Purpose of the Offer

        We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Versar while allowing Versar's stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. We and Versar have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement.

        Holders of Shares who tender their Shares pursuant to the Offer will cease to have any equity interest in Versar and will no longer participate in the future growth of Versar. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Versar and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

Plans for Versar

        If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Versar and the Versar Board of Directors shortly thereafter. Kingswood and Purchaser are conducting a detailed review of Versar and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Kingswood and Purchaser will continue to evaluate the business and operations of Versar during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Kingswood intends to review such information as part of a comprehensive review of Versar's business, operations, capitalization and management with a view to optimizing development of Versar's potential in conjunction with Versar's existing business.

        Except as described in this Offer to Purchase, including as contemplated in this Section 12—"Purpose of the Offer; Plans for Versar," and Section 13—"Certain Effects of the Offer," neither we nor Kingswood has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Versar or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Versar or any of its subsidiaries, (iii) any change in the Versar Board or management of Versar, (iv) any material change in Versar's capitalization or (v) any other material change in Versar's corporate structure or business.

        On September 22, 2017, Versar, and its subsidiary guarantors and Versar's lender entered into a forbearance agreement pursuant to which the lender agreed to forbear from exercising any and all rights or remedies available to it under the related loan agreement and applicable law related to these defaults for a period ending on the earliest to occur of: (a) a breach by Versar of any obligation or covenant under the forbearance agreement, (b) any default or event of default under any of the loan documents (other than the Acknowledged Events of Default, as defined in the forbearance agreement), (c) the transaction between Kingswood and Merger Sub and Versar is terminated, or (d) November 17, 2017.

        In addition, Versar has entered into promissory notes with certain existing creditors pursuant to which the creditors have agreed to extend the payment terms of the indebtedness owing by Versar to such creditors. Each of these promissory notes was issued in cancellation of an existing promissory note executed by Versar and payable to the applicable creditor is subject to the condition that if Versar fails to consummate the closing of a sale of Versar to Kingswood on or before November 15, 2017, such promissory note will be void and of no effect. In the event that the Merger is not consummated on or before November 15, 2017, these obligations will revert back to their original terms and be immediately due and payable. The aggregate principal amount of the new notes is approximately $3.7 million.

        On September 22, 2017, Versar and Kingswood entered into a letter agreement with a third party creditor of Versar in settlement of claims. The letter agreement, among other things, provides for a forbearance period and release of claims. The forbearance period will terminate and the release of claims will not become effective if the Merger is not consummated on or before December 26, 2017. Pursuant to the letter agreement and in consideration of the settlement of claims, Versar agreed to execute a promissory note payable to the creditor in the original principal amount of $1,444,593.

        On September 22, 2017, Versar entered into amendments regarding certain other contingent severance obligations to extend the payment schedule of these obligations upon a closing with Kingswood. These aggregate potential amount of these obligations is approximately $2.5 million. In the event that the Merger with Kingswood is not consummated, these obligations will revert back to their original terms.

        To the best knowledge of Kingswood and Purchaser, except for certain pre-existing agreements to be described in the Schedule 14D-9, no material employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Versar, on the one hand, and Kingswood, Purchaser or Versar, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Versar entering into any such agreement, arrangement or understanding.

        Pursuant to the Merger Agreement, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, we will be merged with and into Versar and following the Merger and until thereafter amended, (i) Versar's certificate of incorporation in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation, and (ii) our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Certificate of Incorporation; Bylaws."

        From and after the Effective Time, until successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the officers of Versar immediately prior to the Effective Time will be the officers of the Surviving Corporation; provided that a Kingswood operating partner with experience in the industry will be appointed as the Chief Executive Officer of Versar and Versar's current Chief Executive Officer, Anthony L. Otten, will continue with Versar in an advisory role to facilitate the transition, and (ii) our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Changes of Directors and Officers in Connection with the Offer and the Merger."

No Stockholder Approval

        If the Offer is consummated and as a result the Purchaser owns Shares that represent at least a majority of the then outstanding Shares, we do not anticipate seeking the approval of Versar's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Closing will take place as soon as practicable after the Offer Closing, without a vote of the stockholders of Versar, in accordance with Section 251(h) of the DGCL.

13.   Certain Effects of the Offer.

        Market for Shares.    If the Offer is consummated, there will be no market for the Shares because Kingswood and Purchaser intend to consummate the Merger as soon as practicable following the Share Acceptance Time.

        NYSE American Listing.    The Shares are currently listed on the NYSE American and prior to September 25, 2017, traded under the symbol "VSR". On September 25, 2017, Versar received notice that the NYSE American had begun delisting proceedings, which proceedings have been stayed pending a hearing before a committee of the Board of Directors of the NYSE American requested by Versar. The Shares currently trade on the OTC Bulletin Board under the trading symbol "VSRI." Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Share Acceptance Time), the Shares will no longer meet the requirements for continued listing on the NYSE American or for quotation on the OTC Bulletin Board because the only stockholder will be Kingswood. Immediately following the consummation of the Merger, we intend to cause Versar to delist the Shares from the NYSE American and remove them from quotation on the OTC Bulletin Board.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act.

        We intend to seek to cause Versar to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Versar to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the

Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Versar. Furthermore, the ability of "affiliates" of Versar and persons holding "restricted securities" Versar to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.   Dividends and Distributions.

        As described in Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of Versar," the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Share Acceptance Time or the termination of the Merger Agreement pursuant to its terms, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of Kingswood, Versar will not, and will not permit any of its subsidiaries to, declare, set aside, make or pay any dividend or other distribution with respect to the outstanding Shares.

15.   Conditions to the Offer.

        Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), will not be obligated to pay for, or may delay acceptance or payment for, any validly tendered Shares pursuant to the Offer if, at the Expiration Date:

  •
  the Minimum Condition has not been satisfied;

  •
  any statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Offer or the Merger shall be in effect, and then only if such order, injunction or restraint is (i) any United States federal or state statute, rule or regulation or United States federal or state court order or injunction or (ii) any other statute, rule, regulation, court order, or injunction the violation of which would reasonably be expected to have a Material Adverse Effect on Kingswood and Versar (on a consolidated basis after giving effect to the Merger) or would subject any director or officer of Kingswood or Versar to criminal liability (other than a misdemeanor the only penalty for which is a monetary fine) in a jurisdiction in which the director of officer resides;

  •
  any of the following conditions (collectively, the "Representations & Warranties Conditions") have not been satisfied: (i) any of the representations and warranties of Versar set forth in this Agreement (other than the representations and warranties of Versar set forth in Section 3.2 of the Merger Agreement relating to the capital stock of Versar, Section 3.3(a) relating to the authority of Versar to execute the Merger Agreement, Section 3.6(ii) relating to the absence of a Company Material Adverse Effect and Section 3.17 relating to parties entitled to financial advisory fees based upon Versar's arrangements) shall not be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have a Company Material Adverse Effect; (ii) any of the representations and warranties of Versar set forth in Section 3.2(a), Section 3.2(b), Section 3.3(a) and Section 3.17 shall not be true and correct in all material respects; and (iii) any of the representations and warranties set forth in Section 3.6(ii) relating to the absence of a Company Material Adverse Effect shall not be true and correct in all respects; in the case of each of (i), (ii) and (iii), as of the Expiration Date as though made at and as of the Expiration Date (except to the extent that such representation and warranty speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date).

  •
  Versar has not performed in all material respects all covenants and agreements required to be performed by it under the Merger Agreement and such breach or failure shall not have been cured prior to the Expiration Date (the "Covenant Condition");

  •
  as of the Expiration Date, Versar shall have failed to deliver a certificate of Versar signed on behalf of Versar by an executive officer of Versar certifying the satisfaction by Versar of the, the Representations & Warranties Conditions and the Covenant Condition;

  •
  there shall have occurred since the date of the Agreement and shall be continuing a Company Material Adverse Effect; or

  •
  the Merger Agreement has been validly terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Kingswood and us and may be waived by Kingswood and us, in whole or in part at any time and from time to time, in the sole discretion of Kingswood and us; provided that the Minimum Condition may be waived by Kingswood and us only with the prior consent of Versar.

16.   Certain Legal Matters; Regulatory Approvals.

General

        Except as described in this Section 16, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on our and Kingswood's review of publicly available filings by Versar with the SEC and other information regarding Versar, we are not aware of any governmental license or regulatory permit that appears to be material to Versar's business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, any such approval or other action, if needed, may not be obtained or may not be obtained without substantial conditions, and failure to obtain any such approvals or take any such other actions might result in adverse consequences to Versar's business, or might result in a requirement to dispose of certain parts of Versar's business, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Conditions to the Offer."

State Takeover Laws

        A number of states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. Versar has represented to us in the Merger Agreement that other than Section 203 of the DGCL, no other state takeover or similar statute or regulation is applicable to the Merger Agreement, the Offer or the Merger.

        As a Delaware corporation, Versar has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the board of directors of such corporation prior to such date. Versar has represented to us in the Merger Agreement that the Versar Board has approved, for purposes of the DGCL, the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Conditions to the Offer."

Antitrust Compliance

        The Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission (the "FTC") may review the legality under the antitrust laws of transactions such as the acquisition of the Shares by Purchaser pursuant to the Offer; however, because the size of the Offer and Merger are below the thresholds for filing a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and no waiting period requirements under that act apply. Nevertheless, at any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary to protect competition in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Kingswood or Versar or of their respective subsidiaries and affiliates. U.S. state attorneys general and private parties may also bring legal actions under the antitrust laws of the United States. Neither Kingswood, nor Purchaser believes that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger.

        Neither Kingswood nor Purchaser is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Kingswood's or Purchaser's acquisition or ownership of the Shares.

Going Private Transactions

        The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Versar for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer; and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

        Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Versar stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Kingswood, Purchaser and Versar will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Versar stockholders in accordance with Section 251(h) of the DGCL.

Appraisal Rights

        No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest accruing at 5% over the Federal Reserve discount rate (including any surcharge), unless the court in its discretion determines otherwise for good cause shown.

        In determining the "fair value" of any Shares, the Court of Chancery will take into account all relevant factors. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

        As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Versar a written demand for appraisal of Shares held, which demand must reasonably inform Versar of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender their Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex II to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions of the Offer, you will receive the Offer Price for your Shares.

17.   Fees and Expenses.

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither we nor Kingswood will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

        No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        We and Kingswood have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Versar pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Versar Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Versar may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC's website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

KW GENESIS MERGER SUB, INC.

October 6, 2017

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF KINGSWOOD GENESIS FUND I, LLC

        Set forth in the table below are the name, current principal occupation and material positions held during the past five years for the sole manager and executive officer of Kingswood Genesis Fund I, LLC. The business address and telephone number for such manager and executive officer of Kingswood Genesis Fund I, LLC. is: 11777 San Vicente, Suite 650, Los Angeles, California 90049, telephone (424) 744-8238.

        During the past five years, to the best of our knowledge and belief, and after reasonable inquiry, we do not believe that the person listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has he been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that has resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

MANAGER OF KINGSWOOD GENESIS FUND I, LLC

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years	Citizenship
Alexander M. Wolf Manager	Mr. Wolf is the founder and Managing Partner of Kingswood Capital Management, LLC ("KCM"). Mr. Wolf founded KCM in 2013. Prior to founding KCM, Mr. Wolf was a Partner and Managing Director at Cerberus Capital Management, L.P, where he worked from 2001 to 2012. Mr. Wolf has served on the Board of Managers of AVAD, LLC since June 2016. Mr. Wolf has previously on numerous other boards, including Albertsons, LLC, Anchor Glass Container Corp., EXCO Holdings, Inc., FILA Holdings, SpA, Keane Group Holdings, LLC, NewPage Group, Inc., NewPage Holding Corporation and Torex Retail AS, Prompt Holdings, Inc. (Advantage)	U.S.

EXECUTIVE OFFICERS OF KINGSWOOD GENESIS FUND I, LLC.

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years	Citizenship
Alexander M. Wolf President and Secretary	See above.	U.S.

A-1

ANNEX B

CERTAIN INFORMATION REGARDING THE SOLE DIRECTOR
AND EXECUTIVE OFFICER OF PURCHASER

        Set forth in the table below are the names, current principal occupations and material positions held during the past five years for the sole director and executive officer of KW Genesis Merger Sub, Inc. The business address and telephone number for such director and executive officer is: 11777 San Vicente, Suite 650, Los Angeles, California 90049, telephone (424) 744-8238.

        The sole director and executive officer of KW Genesis Merger Sub, Inc. is a citizen of the United States of America.

        During the past five years, to the best of our knowledge and belief, and after reasonable inquiry, we do not believe that the person listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has he been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that has resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years	Director/ Officer Since
Alexander M. Wolf President and Secretary Director	See above.	September 2017

B-1

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF VERSAR OR SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:

If delivering by mail:	By courier or by registered mail:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021

        The Information Agent may be contacted at the address and telephone numbers set forth below for questions and/or requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (877) 259-6290

Email: info@okapipartners.com

B-